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                                                                EXHIBIT 6.(a)(b)
                                                          Opinion and Consent of
                                                              Russell J. Wiltgen


April 4, 2000



Ameritas Variable Life Insurance Company
5900 "O" Street
Lincoln, Nebraska 68510


Gentlemen:

This opinion is furnished in connection with the registration by Ameritas Variable Life Insurance Company of a flexible premium variable universal life insurance policy ("Contract") under the Securities Act of 1933. The prospectus included in the Pre-Effective Amendment to Registration Statement No. 333-95163 on Form S-6 describes the Contract. The form of Contract was prepared under my direction and I am familiar with the Registration Statement and Exhibits thereto. This contract was developed and filed under Securities and Exchange Commission Rule 6E-3(T), as interpreted at this time by the SEC staff. In my opinion:

         The illustrations of death benefits and accumulation values included in the section entitled "Illustrations of Death Benefits and Accumulation Values" in the Appendices of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to prospective purchasers of the Contract for a male age 45, than to prospective purchasers of the Contract for other ages or for females.

I hereby consent to the use of this opinion as an exhibit to the Pre-Effective Amendment to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Sincerely,



/s/ Russell J. Wiltgen
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Russell J. Wiltgen
Vice President - Individual Product Management